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Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

LAURA SECORD HOLDINGS CORP.

ARTICLE I

NAME

        The name of the Corporation is Laura Secord Holdings Corp.

ARTICLE II

INCORPORATOR

        The name and mailing address of the incorporator of the Corporation is Brian J. Blackburn, Ropes & Gray, One International Place, Boston, Massachusetts 02110.

ARTICLE III

REGISTERED OFFICE AND AGENT

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, 19808, Wilmington, New Castle County, Delaware. The name of the Corporation's registered agent at such address is Corporation Service Company.

ARTICLE IV

PURPOSE

        The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE V

CAPITAL

        The total number of shares of stock that the Corporation shall have authority to issue is 3,000 shares of Common Stock, $.01 par value per share (the "Common Stock"). Except as otherwise required by law, each holder of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. The number of shares of Common Stock entitled to vote on any matter shall be determined as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

ARTICLE VI

DURATION

        The Corporation shall have perpetual existence.

ARTICLE VII

BOARD OF DIRECTORS

        The Board of Directors is expressly authorized to exercise all powers granted to the Board of Directors by law, except insofar as such powers are limited or denied herein or in the by-laws of the Corporation. In furtherance of such powers, the Board of Directors shall have the right to make, alter or repeal the by-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the Board of Directors.

ARTICLE VIII

ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS

        A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article VIII shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

INDEMNIFICATION

        The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article IX shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE X

SEVERABILITY

        If any provision contained in this Certificate of Incorporation shall for any reason be held invalid, illegal or unenforceable in any respect, then (a) such invalidity, illegality or unenforceability shall not invalidate this entire Certificate of Incorporation or any other provision hereof and (b) such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable; provided, however, that if no such modification shall render such provision valid and enforceable, then this Certificate of Incorporation shall be construed as if not containing such provision.

ARTICLE XI

MISCELLANEOUS

        The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The election of directors of the Corporation need not be by written ballot unless the by-laws of the Corporation shall so require. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, then for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 3rd day of October, 2002.

By:	/s/ BRIAN J. BLACKBURN Brian J. Blackburn

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  Exhibit 3.5
CERTIFICATE OF INCORPORATION OF LAURA SECORD HOLDINGS CORP.